Exhibit 99.1

C-Chip Technologies Corporation 4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7 (514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

Northland's launching a major sales push in the US for C-Chip's most advanced anti-theft product for vehicles

Montreal, June 29, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to report that following a marketing planning session at Northland's corporate headquarters in Minnesota, it is now expecting to ship over 45,000 units of the Crime Stopper1 prior to year end. Retailed for US$189, the Crime Stopper1 will be sold through Northland's distribution network which encompasses over 200,000 new and used car dealers across the United States. Northland's established contact with large automotive retail outlets provides a wider distribution campaign to include installation and technical support.

"C-Chip's Crime Stopper1 is a new breed, way ahead of the rest, possibly the ultimate solution in reducing theft of vehicles", indicated Al Lentsh, President of Northland Auto Enterprises, Inc.

Based on RFID technology, the Crime Stopper1 is a wireless system with three separate cut-off units, each addressing and controlling a different component of the vehicle. The Crime Stopper1's wireless network is controlled through a passive transponder carried by the vehicle owner. This is C-Chip's most advanced anti-theft product for a vehicle - it almost renders theft of vehicles impossible.

Al Lentsch, added: "I have been around the insurance industry for a long time and worked with State Police enforcement to deal with the increasing problem of car theft. I'm often called to court as an expert witness and I must say that I've never seen a product such as the Crime Stopper1. This is a product that can actually significantly reduce the theft of vehicles. As recognized already by Canadian Security Magazine, which gave C-Chip the Best New Product of the Year Award, the Crime Stopper1 is really "unbeatable". Imagine a wireless network inside a car. The network is controlled by RFID through a passive transponder carried by the vehicles' owner, which talks wirelessly to three separate cut-off units, each controlling a different system of the vehicle.

Says Stephane Solis, President and CEO of C-Chip: "In a world where we are bombarded by the media portraying the automotive security industry as less than stellar, we wanted to introduce into the arena a new breed of anti-theft device - our modular wireless C-Chip system. Now it's our effectiveness that's getting the notice of the major insurance companies who are getting tired of the promises from the auto tracking industry of found assets. In fact, why would one want to let the car be stolen and try to track it when for a fraction of the cost you can keep it from being stolen in the first place?"

The Crime Stopper1 is part of a family of devices developed by C-Chip for security and theft prevention.

C-Chip Technologies Corporation 4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7 (514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About Northland Auto Enterprises, Inc.
Founded In 1990, Northland Auto Enterprises, Inc. sells and distributes a variety of dealership-friendly programs designed to make dealerships more competitive and profitable.  Northland's nationally recognized Keys To A Better Dealership sales and marketing tools are currently marketed to approximately 200,000 new and used car dealers across the United States.  Each of these unique, dealer focused programs must meet a stringent degree of standards before it can be offered. Among other, Northland has pioneered the highly successful Ren'T'Own program as a better alternative to the many challenges faced by Buy-Here-Pay-Here lots.

About the C-ChipTM Technology
 The C-ChipTM is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offer significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:
Stephane Solis, President & CEO	Al Lentsch, President
C-Chip Technologies Corporation	Northland Auto Enterprises, Inc.
514-337-2447	800-879-3433
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.